Bank of South Carolina Corporation Announces Earnings for 2010

CHARLESTON, S.C., Jan. 13, 2011 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $3,110,513 or $.70 per share, for the year ended December 31, 2010 - an increase of 66.35% from earnings for the year ended December 31, 2009 of $1,869,854 or $.43 per share. This increase is primarily the result of an allocation of $2,369,000 the company made to its Reserve for Loan Losses in 2009 compared to an allocation of $670,000 in 2010. The Company had earnings of $833,202 or $.19 per share for the three months ended December 31, 2010, compared to $270,970 or $.06 per share for the three months ended December 31, 2009. Returns on average assets and average equity for the year ended December 31, 2010 were 1.17% and 10.87%, respectively, compared with 2009 returns on average assets and average equity of .73% and 6.79%, respectively.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "I am extremely pleased and proud of the year the bank had. The Bank of South Carolina remained profitable and enjoyed reasonable growth during this tough economic period. Our return on average assets remained above 1% with a double digit return on average equity - the principal measurements of a bank's performance.  We feel good about our future. Our business model is built on strong capital, good asset quality, and excellent employees with a focus on the basics of personal service, responsiveness, attention to detail and longstanding relationships with our customers."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31,	December 31,
	2010	2009

Shares Outstanding
BKSC Common Stock	4,429,866	4,403,201

Book Value Per Share	$6.48	$ 6.26

Total Assets	$280,582,175	$265,914,758

3 Months
Ending

Net Income	$833,202	$270,970

Basic Earnings Per Share	$.19	$.06

Diluted Earnings Per Share	$.19	$.06

Weighted Average Shares
Outstanding Basic	4,427,718	4,403,201

Weighted Average Shares
Outstanding Diluted	4,427,718	4,403,201

12 Months
Ending

Net Income	$3,110,513	$1,869,854

Basic Earnings Per Share	$.70	$.43

Diluted Earnings Per Share	$.70	$.43

Weighted Average Shares
Outstanding Basic	4,416,065	4,390,835

Weighted Average Shares
Outstanding Diluted	4,416,065	4,394,366

CONTACT: Sheryl G. Sharry of Bank of South Carolina Corporation, +1-843-724-1500